Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full-Year 2024 Financial Results

Full-Year 2024 Net Income of $668 million, $1.80 EPS, $2.35 Adjusted EPS1

Fourth Quarter Net Income of $108 million, $0.26 EPS, $0.78 Adjusted EPS1

Full-Year 2024 Results
PRE-TAX INCOME	TOTAL NET REVENUE	RETURN ON COMMON EQUITY	CORE ROTCE[1]
$836 million	$8.2 billion	4.8%	8.5%

Fourth Quarter 2024 Results
PRE-TAX INCOME	RETURN ON COMMON EQUITY	COMMON SHAREHOLDER EQUITY
$109 million	2.7%	$37.92/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$310 million	11.3%	$34.04/share

FULL-YEAR 2024

OPERATIONAL HIGHLIGHTS

• GAAP EPS of $1.80; Adjusted EPS[1] of $2.35
• Total Net Revenue of $8.2 billion; Adjusted Total Net Revenue[1] of $8.2 billion
• Full-spectrum Dealer Financial Services franchise with superior scale, technology, and deeply entrenched relationships
• 14.6 million consumer auto applications driving $39.2 billion consumer origination volume
• Retail auto originated yield[1] of 10.41% with 44% of originated volume within highest credit quality tier
• 216 bps retail auto net charge-offs
• Insurance written premiums of $1.5 billion, highest since IPO
• Largest, all-digital, direct U.S. bank
• Retail deposits of $143.4 billion from 3.3 million retail deposit customers | 92% FDIC insured
• Engaged savers up 14% year over year | Represent nearly 40% of deposit customer base
• Corporate Finance 25-year proven track record | Well diversified portfolio virtually all first-lien
• Corporate Finance HFI loan portfolio of $9.6 billion | 37% ROE in 2024, with only 1% of loans in non-accrual status

QUARTERLY

HIGHLIGHTS

• Earnings per share (EPS) of $0.26; Adjusted EPS[1] of $0.78
• Total Net Revenue of $2.0 billion; Adjusted Total Net Revenue[1] of $2.1 billion
• Consumer auto originations of $10.3 billion | Estimated retail auto originated yield[1] of 9.63% with 49% of volume in highest credit quality tier
• Retail deposit growth of $2.0 billion quarter over quarter | >95% customer retention

NOTABLE

ITEMS

• Reached agreement to sell Credit Card business | $118 million partial goodwill impairment excluded from adjusted metrics
• Ceasing new mortgage loan applications on January 31st | Continuing to service high credit quality portfolio during run-off
• Workforce reduction expected to drive over $60 million of annual savings | $22 million restructuring cost excluded from adjusted metrics
• Election of deferral method of accounting for EV leases | 2023-2024 results have been retrospectively adjusted
• Change in corporate overhead allocation methodologies impact segment financial results with no change to consolidated results

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Prior period results for 2023 and 2024 have been retrospectively adjusted to reflect a change in the method of accounting with respect to the recognition of investment tax credits obtained in connection with our electric vehicle lease originations from the flow-through method of accounting to the deferral method of accounting. See pages 24-25 of the 4Q24 Earnings Presentation for a full reconciliation of the deferral vs. flow-through accounting method.

Chief Executive Officer Comments

“As we enter 2025, I am encouraged by strong momentum across our business,” said Chief Executive Officer, Michael Rhodes. “This optimism is driven by an improved outlook on credit, a balance sheet well positioned for margin expansion, and continued disciplined management of expenses and capital. During the fourth quarter, we took significant steps to enhance returns and strengthen our competitive position in our core businesses. I am incredibly proud of this team’s dedication and look forward to building upon this success.

2024 results within Dealer Financial Services continued to showcase the depth of our mutually beneficial dealer relationships and relevant scale with a record 14.6 million consumer auto applications, allowing dynamic and selective underwriting and positioning us for strong risk adjusted returns. Insurance written premiums of $1.5 billion were the highest since our IPO as we benefited from new insurance program relationships, growth in inventory exposure, and synergies with our Auto finance team.

At Ally Bank, our Deposits franchise continues to thrive. Over the course of the year, we added more than 230 thousand customers and now serve 3.3 million depositors with $143 billion of balances that are 92% FDIC insured.

Corporate Finance delivered record pre-tax income of over $400 million and a 37% ROE with zero net charge-offs, demonstrating the quality of our loan book.

We took significant action in the fourth quarter, which I believe lead to a stronger Ally. This morning, we announced that we reached an agreement to sell the Credit Card business. We are also ceasing new mortgage loan originations on January 31st. We recorded a $22 million restructuring charge associated with a workforce reduction across the enterprise, changed to the deferral method of accounting for EV leases, and made changes to corporate expense allocations and reporting segments. These actions simplify and streamline the company, prioritize our core franchises, and drive improved returns.

Looking ahead to 2025, we remain dedicated to ensuring our “Do It Right” mantra and customer-centric culture remains at the center of everything we do. I am filled with enthusiasm for the next chapter of our evolution as we embrace a more focused approach to deliver long-term shareholder value.”

Fourth Quarter and Full-Year 2024 Financial Results

						Increase/(Decrease) vs.
($ millions except per share data)	4Q 24	3Q 24	4Q 23	2024	2023	3Q 24	4Q 23	2023
(a) Net Financing Revenue	$1,509	$1,520	$1,502	$6,014	$6,221	$(11)	$7	$(207)
Core OID[1]	15	14	13	56	48	1	2	8

Net Financing Revenue (excluding Core OID)[1]	1,524	1,534	1,515	6,070	6,269	(10)	9	(199)
(b) Other Revenue	517	615	574	2,167	2,013	(98)	(57)	154
Change in Fair Value of Equity Securities[2]	47	(59)	(74)	6	(107)	106	121	113

Adjusted Other Revenue[1]	564	556	500	2,173	1,906	8	64	267
(c) Provision for Credit Losses	557	645	587	2,166	1,968	(88)	(30)	198
Repositioning[3]	—	—	16	—	16	—	(16)	(16)

Adjusted Provision for Credit Losses[1]	557	645	603	2,166	1,984	(88)	(46)	182
(d) Noninterest Expense	1,360	1,225	1,416	5,179	5,163	135	(56)	16
Repositioning[3]	(140)	—	(187)	(150)	(217)	(140)	47	67

Noninterest Expense (excluding Repositioning)[1]	1,220	1,225	1,229	5,029	4,946	(5)	(9)	83

Pre-Tax Income (a+b-c-d)	$109	$265	$73	$836	$1,103	$(156)	$36	$(267)
Income Tax Expense	—	67	10	167	144	(67)	(10)	23
Net Loss from Discontinued Operations	(1)	—	(1)	(1)	(2)	(1)	—	1

Net Income	$108	$198	$62	$668	$957	$(90)	$46	$(289)
Preferred Dividends	27	27	27	110	110	—	—	—

Net Income Attributable to Common Shareholders	$81	$171	$35	$558	$847	$(90)	$46	$(289)

	4Q 24	3Q 24	4Q 23	2024	2023	3Q 24	4Q 23	2023
GAAP EPS (diluted)	$0.26	$0.55	$0.11	$1.80	$2.77	$(0.29)	$0.14	$(0.98)
Core OID, Net of Tax[1]	0.04	0.04	0.03	0.14	0.13	0.00	0.00	0.02
Change in Fair Value of Equity Securities, Net of Tax[3]	0.12	(0.15)	(0.19)	0.01	(0.28)	0.27	0.31	0.29
Repositioning, Discontinued Ops., and Other, Net of Tax[3]	0.37	—	0.45	0.40	0.53	0.37	(0.07)	(0.13)
Significant Discrete Tax Items	—	—	—	—	(0.31)	—	—	0.31

Adjusted EPS[1]	$0.78	$0.43	$0.40	$2.35	$2.84	$0.35	$0.39	$(0.49)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions.

Note: Repositioning items include goodwill impairment for Ally Credit Card, restructuring costs, and FDIC Special Assessment in 2024 as well as restructuring costs, costs related to the sale of Ally Lending, and FDIC Special Assessment in 2023.

Prior period results for 2023 and 2024 have been retrospectively adjusted to reflect a change in the method of accounting with respect to the recognition of investment tax credits obtained in connection with our electric vehicle lease originations from the flow-through method of accounting to the deferral method of accounting. See pages 24-25 of the 4Q24 Earnings Presentation for a full reconciliation of the deferral vs. flow-through accounting method.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders was $81 million, compared to $35 million in the fourth quarter of 2023.

Net financing revenue of $1.5 billion increased $7 million year over year primarily driven by lower funding costs.

Other revenue decreased $57 million year over year to $517 million, including a $47 million decrease in the fair value of equity securities in the quarter, compared to a $74 million increase in the fair value of equity securities in the fourth quarter of 2023. Adjusted other revenueA, excluding the change in fair value of equity securities, increased $64 million year over year primarily driven by momentum within Insurance and Corporate Finance, diversified fee revenue from SmartAuction and Passthrough programs, and normalized investment gain activity.

Fourth quarter net interest margin (“NIM”) of 3.30% increased 11 bps year over year. Excluding Core OIDB, NIM of 3.33%, was also up 11 bps year over year primarily driven by lower funding costs.

Provision for credit losses of $557 million decreased $30 million year over year primarily driven by lower Corporate Finance reserve build and the sale of Ally Lending.

Noninterest expense decreased $56 million year over year due to the write-down of goodwill associated with the sale of Ally Lending and FDIC special assessment in the fourth quarter of 2023, partially offset by goodwill impairment associated with Ally Credit Card and corporate restructuring costs during the fourth quarter of 2024.

Full-Year 2024

Net income attributable to common shareholders was $558 million in 2024, compared to $847 million in 2023, primarily due to lower net financing revenue and higher provision expense, partially offset by higher other revenue.

Net financing revenue of $6.0 billion was down $207 million from the prior year primarily driven by lower average earning assets and higher average funding costs.

Full year NIM of 3.27% was down 6 bps year over year. Excluding Core OIDA, NIM was 3.30%, down 6 bps year over year.

Other revenue was up $154 million year over year, including a $6 million decrease in the fair value of equity securities in the year, compared to a $107 million increase in the fair value of equity securities in 2023. Adjusted other revenueA, excluding the impact of the change in fair value of equity securities, was $2.2 billion, up $267 million, reflecting momentum within Insurance and Corporate Finance, diversified fee revenue from SmartAuction and Passthrough programs, and normalized investment gain activity.

Provision for credit losses increased $198 million from the prior year, largely due to higher retail auto net charge-offs.

Noninterest expense increased $16 million year over year driven by growth in our Insurance business.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.
($ millions)	4Q 24	3Q 24	4Q 23	2024	2023	3Q 24	4Q 23	2023
Automotive Finance	$397	$355	$466	$1,816	$2,214	$42	$(69)	$(398)
Insurance	36	102	127	168	216	(66)	(91)	(48)

Dealer Financial Services	$433	$457	$593	$1,984	$2,430	$(24)	$(160)	$(446)
Corporate Finance	120	105	92	434	354	15	28	80
Corporate and Other	(444)	(297)	(612)	(1,582)	(1,681)	(147)	168	99

Pre-Tax Income from Continuing Operations	$109	$265	$73	$836	$1,103	$(156)	$36	$(267)

Core OID[1]	15	14	13	56	48	1	2	8
Change in Fair Value of Equity Securities[2]	47	(59)	(74)	6	(107)	106	121	113
Repositioning[3]	140	—	172	150	201	140	(32)	(52)

Core Pre-Tax Income[1]	$310	$220	$183	$1,047	$1,246	$90	$127	$(198)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions.

Note: Repositioning items include goodwill impairment for Ally Credit Card, restructuring costs, and FDIC Special Assessment in 2024 as well as restructuring costs, costs related to the sale of Ally Lending, and FDIC Special Assessment in 2023.

Prior period results for 2023 and 2024 have been retrospectively adjusted to reflect a change in the method of accounting with respect to the recognition of investment tax credits obtained in connection with our electric vehicle lease originations from the flow-through method of accounting to the deferral method of accounting. See pages 24-25 of the 4Q24 Earnings Presentation for a full reconciliation of the deferral vs. flow-through accounting method.

During the fourth quarter of 2024 we updated the composition of our reportable segments to better reflect how the Chief Operating Decision Maker views and operates the business. Financial information related to the Mortgage Finance business is now included in Corporate and Other.

During the fourth quarter of 2024 we updated our corporate overhead allocation methodology to eliminate the allocation of operating costs associated with our deposits business, which will now reside within Corporate and Other, as our reportable segments do not receive the related benefits of deposit funding. Reportable segments will be allocated all centralized functional costs.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $397 million was down $69 million versus the prior-year quarter primarily driven by higher noninterest expense and lower net financing revenue.

Net financing revenue of $1.3 billion was down $38 million year over year primarily driven by lower lease gains and lower earning assets.

Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 66 bps year over year to 9.09% in the fourth quarter as the portfolio continues to turn over and benefit from higher yielding originations.

Provision for credit losses totaled $495 million, up $3 million year over year due to higher retail auto net charge-offs partially offset by reserve build in the prior-year quarter. The fourth quarter retail auto net charge-off rate of 2.34% increased 13 bps year over year. Retail auto delinquencies 30+ days past due, inclusive of non-accrual loans, increased 14 bps year over year to 5.46%.

Consumer auto originations of $10.3 billion were up $0.7 billion year over year and included $6.0 billion of used retail volume, or 58% of total originations, $3.3 billion of new retail volume, and $1.0 billion of leases. Estimated retail auto originated yieldB in the quarter was 9.63% with 49% of originations in the highest credit quality tier.

Full-year 2024 pre-tax income of $1.8 billion was down $0.4 billion due to higher provision for credit losses and higher noninterest expense to support servicing and collections.

Consumer originations in 2024 were $39.2 billion including $24.5 billion of used retail volume, or 63% of total 2024 originations, $11.1 billion of new retail volume and $3.6 billion of lease. Estimated retail auto originated yield was 10.41% in 2024.

End-of-period auto earning assets of $114.7 billion decreased $2.1 billion year over year primarily due to a decrease in consumer auto earning assets as well as a modest decrease in commercial assets. End-of-period consumer auto earning assets of $91.8 billion decreased $1.7 billion year over year driven by lower lease assets as well as retail auto loan sales. End-of-period commercial earning assets of $22.9 billion were down $0.4 billion year over year.

Insurance

Pre-tax income in the fourth quarter of $36 million decreased $91 million year over year. Results reflect a $116 million decrease in the fair value of equity securitiesC year over year. Core pre-tax incomeE of $84 million in the quarter, increased $25 million year over year, which was supported by $372 million of earned premiums in the quarter and higher realized gains from our equity securities portfolio.

Insurance losses of $116 million, up $23 million year over year, are reflective of P&C portfolio growth and higher GAP losses driven by continued normalization in used vehicle values.

Quarterly written premiums of $390 million were up 17% year over year, driven by growth in both P&C and F&I premiums.

Total investment income was $55 million, excluding a $48 million decrease in the change in fair value of equity securities, was up $16 million year over year, driven by higher realized investment gains.

The full-year 2024 pre-tax income of $168 million was down $48 million year over year primarily due to the decrease in the fair value of equity securities during the year. Core pre-tax incomeD for 2024 was $171 million, up $64 million year over year as higher earned premiums were partially offset by higher losses driven by P&C portfolio growth and higher GAP losses driven by normalization in used vehicle values. Written premiums of $1.5 billion represent the highest since IPO, with P&C written premiums surpassing $400 million.

Corporate Finance

Pre-tax income of $120 million in the quarter increased $28 million year over year, primarily driven by lower provision expense and higher other revenue.

Net financing revenue of $115 million was up $1 million year over year. Other revenue of $33 million was up $10 million year over year.

Provision benefit of $5 million in the quarter drove provision expense down $22 million year over year primarily due to lower reserve build.

The held-for-investment loan portfolio of $9.6 billion is effectively all first lien. Non-accrual loans comprise 1% of the portfolio while criticized assets make up approximately 14%.

Full-year 2024 pre-tax income of $434 million was the highest since our IPO, up $80 million year over year primarily driven by lower provision expense and higher net financing revenue.

B

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

C

Change in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

D	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Prior period results for 2023 and 2024 have been retrospectively adjusted to reflect a change in the method of accounting with respect to the recognition of investment tax credits obtained in connection with our electric vehicle lease originations from the flow-through method of accounting to the deferral method of accounting. See pages 24-25 of the 4Q24 Earnings Presentation for a full reconciliation of the deferral vs. flow-through accounting method.

Capital, Liquidity & Funding, and Deposits

Capital

During 2024, Ally paid four quarterly common dividends totaling $1.20 per share, which was unchanged year over year. Ally’s Board of Directors approved another $0.30 per share common dividend for the first quarter of 2025. Ally did not repurchase any shares on the open market during 2024.

Ally’s Common Equity Tier 1 capital ratio of 9.8% increased 46 bps year over year. Risk weighted assets of $153.4 billion were down $3.0 billion quarter over quarter.

Liquidity & Funding

Liquid cash and cash equivalentsE totaled $9.6 billion at quarter-end, up $1.6 billion quarter over quarter. Highly liquid securities were $19.9 billion and unused pledged borrowing capacity at the FHLB and FRB was $12.2 billion and $26.7 billion, respectively. Total current available liquidityF was $68.5 billion at year-end, equal to 5.9x uninsured deposit balances.

Deposits represented 89% of Ally’s funding portfolio.

Deposits

Retail deposits of $143.4 billion were up $1.2 billion year over year and up $2.0 billion quarter over quarter. Total deposits were $151.6 billion at year-end, and Ally maintained an industry-leading customer retention rate.

The average retail portfolio deposit rate was 3.97% for the quarter, down 18 bps year over year and down 21 bps quarter over quarter.

Ally Bank continues to demonstrate strong customer acquisition with 232 thousand net new deposit customers, totaling 3.3 million, up 8% year over year. Millennials and younger generations continue to comprise the largest segment of new customers, accounting for nearly 75% of new customers in the fourth quarter. Engaged savers, savings customers that leverage multiple core products and features, grew by approximately 14% in 2024, now totaling 1.3 million or nearly 40% of the customer base.

E

Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See the Financial Supplement for more details.

F	Total liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 7 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 7 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, amounts related to nonrecurring business transactions or pending transactions, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our consumer mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies – In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Net Income Attributable to Common Shareholders		$558	$847	$81	$171	$35
Discontinued Operations, Net of Tax		1	2	1	—	1
Core OID		56	48	15	14	13
Repositioning and Other		150	201	140	—	172
Change in the Fair Value of Equity Securities		6	(107)	47	(59)	(74)
Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(40)	(30)	(38)	9	(23)
Significant Discrete Tax Items		—	(94)	—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$731	$867	$246	$136	$123

Denominator
Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	310,160	305,135	311,277	311,044	306,730

Adjusted EPS	[a] ÷ [b]	$2.35	$2.84	$0.78	$0.43	$0.40

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Net Income Attributable to Common Shareholders		$558	$847	$81	$171	$35
Discontinued Operations, Net of Tax		1	2	1	—	1
Core OID		56	48	15	14	13
Repositioning and Other		150	201	140	—	172
Change in Fair Value of Equity Securities		6	(107)	47	(59)	(74)
Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(40)	(30)	(38)	9	(23)
Significant Discrete Tax Items		—	(94)	—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$731	$867	$246	$136	$123

Denominator (Average, $ millions)
GAAP Shareholder’s Equity		$13,860	$13,238	$14,159	$14,057	$13,240
Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,536	$10,914	$11,835	$11,733	$10,916
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(694)	(858)	(655)	(710)	(803)

Tangible Common Equity		$10,842	$10,056	$11,180	$11,023	$10,113
Core OID Balance		(765)	(817)	(744)	(759)	(799)
Net Deferred Tax Asset (DTA)		(1,524)	(1,200)	(1,713)	(1,531)	(1,395)

Normalized Common Equity	[b]	$8,553	$8,039	$8,723	$8,733	$7,918

Core Return on Tangible Common Equity	[a] ÷ [b]	8.5%	10.8%	11.3%	6.2%	6.2%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Shareholder’s Equity		$13,903	$13,703	$13,903	$14,414	$13,703
Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,579	$11,379	$11,579	$12,090	$11,379
Goodwill and Identifiable Intangible Assets, Net of DTLs		(603)	(727)	(603)	(707)	(727)

Tangible Common Equity		10,976	10,652	10,976	11,383	10,652
Tax-effected Core OID Balance (21% tax rate)		(582)	(626)	(582)	(594)	(626)

Adjusted Tangible Book Value	[a]	$10,395	$10,026	$10,395	$10,790	$10,026
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	305,388	302,459	305,388	304,715	302,459
Metric
GAAP Shareholder’s Equity per Share		$45.53	$45.31	$45.53	$47.30	$45.31
Preferred Equity per Share		(7.61)	(7.68)	(7.61)	(7.63)	(7.68)

GAAP Common Shareholder’s Equity per Share		$37.92	$37.62	$37.92	$39.68	$37.62
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.97)	(2.40)	(1.97)	(2.32)	(2.40)

Tangible Common Equity per Share		$35.94	$35.22	$35.94	$37.36	$35.22
Tax-effected Core OID Balance (21% tax rate) per Share		(1.90)	(2.07)	(1.90)	(1.95)	(2.07)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$34.04	$33.15	$34.04	$35.41	$33.15

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Noninterest Expense		$5,179	$5,163	$1,360	$1,225	$1,416
Insurance Expense		(1,453)	(1,316)	(343)	(365)	(319)
Repositioning and Other		(150)	(217)	(140)	—	(187)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$3,576	$3,630	$877	$860	$910
Denominator ($ millions)
Total Net Revenue		$8,181	$8,234	$2,026	$2,135	$2,076
Core OID		56	48	15	14	13
Insurance Revenue		(1,621)	(1,532)	(379)	(467)	(446)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$6,616	$6,750	$1,662	$1,682	$1,643
Adjusted Efficiency Ratio	[a] ÷ [b]	54.1%	53.8%	52.8%	51.1%	55.4%

Original Issue Discount Amortization Expense ($ millions)

	FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Original Issue Discount Amortization Expense	$68	$61	$17	$17	$16
Other OID	(12)	(13)	(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)	$56	$48	$15	$14	$13

Outstanding Original Issue Discount Balance ($ millions)

	FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Outstanding Original Issue Discount Balance	$(763)	$(831)	$(763)	$(780)	$(831)
Other Outstanding OID Balance	27	39	27	29	39

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(736)	$(793)	$(736)	$(751)	$(793)

($millions)
Net Financing Revenue (ex. Core OID)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Net Financing Revenue	[w]	$6,014	$6,221	$1,509	$1,520	$1,502
Core OID		56	48	15	14	13

Net Financing Revenue (ex. Core OID)	[a]	$6,070	$6,269	$1,524	$1,534	$1,515

Adjusted Other Revenue		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Other Revenue	[x]	$2,167	$2,013	$517	$615	$574
Change in Fair Value of Equity Securities		6	(107)	47	(59)	(74)

Adjusted Other Revenue	[b]	$2,173	$1,906	$564	$556	$500

Adjusted Total Net Revenue		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
Adjusted Total Net Revenue	[a]+[b]	$8,243	$8,175	$2,088	$2,090	$2,015

Adjusted Provision for Credit Losses		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Provision for Credit Losses	[y]	$2,166	$1,968	$557	$645	$587
Repositioning		—	16	—	—	16

Adjusted Provision for Credit Losses	[c]	$2,166	$1,984	$557	$645	$603

Adjusted NIE (Excluding Repositioning)		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
GAAP Noninterest Expense	[z]	$5,179	$5,163	$1,360	$1,225	$1,416
Repositioning		(150)	(217)	(140)	—	(187)

Adjusted NIE (Excluding Repositioning)	[d]	$5,029	$4,946	$1,220	$1,225	$1,229

Core Pre-Tax Income		FY 2024	FY 2023	4Q 24	3Q 24	4Q 23
Pre-Tax Income	[w]+[x]-[y]-[z]	$836	$1,103	$109	$265	$73
Core Pre-Tax Income	[a]+[b]-[c]-[d]	$1,047	$1,246	$310	$220	$183

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

($ millions)	4Q 2024			4Q 2023
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$372	$—	$372	$339	$—	$339
Losses and Loss Adjustment Expenses	116	—	116	93	—	93
Acquisition and Underwriting Expenses	227	—	227	226	—	226
Investment Income and Other	7	48	55	107	(67)	40

Pre-Tax Income from Continuing Operations	$36	$48	$84	$127	$(67)	$60

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

($ millions)	FY 2024			FY 2023
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$1,427	$—	$1,427	$1,284	$—	$1,284
Losses and Loss Adjustment Expenses	544	—	544	422	—	422
Acquisition and Underwriting Expenses	909	—	909	894	—	894
Investment Income and Other	194	3	197	248	(110)	138

Pre-Tax Income from Continuing Operations	$168	$3	$171	$216	$(110)	$106

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter and full-year 2024 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves approximately 10 million customers with deposits and securities brokerage and investment advisory services as well as auto financing and insurance offerings. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit https://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2023, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com